UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 17, 2014

K12 Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33883	95-4774688
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2300 Corporate Park Drive, Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 483-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The annual meeting of the stockholders of K12 Inc. (the “Company”) was held on December 17, 2014.  The Company previously filed with the Securities and Exchange Commission a definitive proxy statement and related materials pertaining to this meeting, which describe in detail each of the three proposals submitted to stockholders at the meeting.  The final results for the votes regarding each proposal are set forth below.

Proposal 1: Election of Directors

The ten nominees for the Board of Directors were elected to hold office until the next annual meeting of stockholders and/or until their successors are duly elected or appointed. The tabulation of votes is set forth below:

	For	Withheld	Broker Non-Vote
Craig R. Barrett	27,612,012	499,986	8,267,695
Guillermo Bron	27,057,758	1,054,240	8,267,695
Fredda J. Cassell	27,612,732	499,266	8,267,695
Adam L. Cohn	27,058,298	1,053,700	8,267,695
Nathaniel A. Davis	27,124,710	987,288	8,267,695
John M. Engler	27,058,297	1,053,701	8,267,695
Steven B. Fink	27,392,904	719,094	8,267,695
Mary H. Futrell	27,022,593	1,089,405	8,267,695
Jon Q. Reynolds, Jr.	27,393,523	718,475	8,267,695
Andrew H. Tisch	26,101,206	2,010,792	8,267,695

Proposal 2: Advisory Vote on Executive Compensation

Approved, on an advisory basis (non-binding), the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and the accompanying tables in the proxy statement. There were 19,410,680 votes for the proposal, 8,683,694 votes against the proposal, 17,624 abstentions and 8,267,695 broker non-votes.

Proposal 3: Ratification of Appointment of Independent Auditor

The appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015 was ratified with 36,309,471 votes for, 40,865 votes against, and 29,357 abstentions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K12 Inc.

December 23, 2014	By:	/s/ Howard D. Polsky
	Name:	Howard D. Polsky
	Title:	General Counsel and Secretary